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                                                                     Exhibit B-5


                                     Form of

                         Intercompany Services Agreement

                                     between

                               ------------------

                                       and

                           --------------------------


         This Intercompany Services Agreement (the "Agreement"), dated as of _________, 2003, is entered into in multiple parts by and between the companies whose names appear on the signature pages hereof, (each, a "Recipient"), and ____________________ (the "Provider").

RECITALS

         A. In connection with the authorizations provided by order dated July 5, 2002 (HCAR No. 27548), CenterPoint Energy, Inc. ("CenterPoint") registered as a holding company under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act").

         B. The Provider seeks to provide certain goods and services to the Recipients, who wish to purchase such goods and services.

         Accordingly, the Provider and the Recipients desire to enter into this Intercompany Services Agreement to allow for the provision of services by the Provider to the Recipients.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

I. EFFECTIVE DATE.

         This Agreement shall be effective beginning January 1, 2004 or such other date as approved by the Securities and Exchange Commission (the "SEC").


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II. SERVICES OFFERED.

         Exhibit I to the Agreement lists and describes the services that may be available from the Provider. The Provider offers to supply those services to each Recipient that is a party to the Agreement. The services are and will be provided to Recipient only at the request of Recipient. From time to time, the parties may identify additional services that the Provider may provide to Recipients under this Agreement. The Provider will consult with Recipients to delineate the scope and terms of additional services that may be offered.

         The Provider shall maintain sufficient resources to perform its obligations under this Agreement and shall perform its obligations in a commercially reasonable manner. If no specific performance metrics for the provision of a service are established, the Provider shall provide the service exercising the same care and skill as it exercises in performing similar services for itself.

         If a Recipient requests the level at which any service to be provided to be scaled up to a level in excess of the level in effect during the prior twelve months, Recipient shall give the Provider such advance notice as it may reasonably require sufficient to make any necessary preparations to perform such services on the scaled up or modified basis. The level of a service shall be considered scaled up if providing the service at the proposed level involves an increase in personnel, equipment or other resources that is not de minimis and is not reasonably embraced by the agreed definition and scope of that service prior to the proposed increase. The Recipient will be responsible for any additional costs associated with such "scaled-up" services.

III. SERVICES SELECTED

      A. Annual Selection of Services.

         The Provider shall send an annual service proposal form to each Recipient on or about July 1 listing services proposed for the next fiscal year. By August 31, Recipient shall notify the Provider of the services it has elected to receive during the next fiscal year.

      B. Responsibility for Services.

         The Provider's sole responsibility to Recipient for errors or omissions in services shall be to furnish correct information and/or adjustments in the services, at no additional cost or expense to Recipient; provided, Recipient must promptly advise the Provider of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions. In no event shall the Provider have any liability under this Agreement or otherwise arising out of or resulting from the performance of, or the failure to perform, services for loss of anticipated profits by reason of any business interruption, facility shutdown or non-operation, loss of data or otherwise or for any incidental, indirect, special or consequential damages, whether or not caused by or resulting from negligence, including gross negligence, or breach of obligations hereunder and whether or not Recipient was informed of the possibility of the existence of such damages.


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IV. PERSONNEL

         The Provider will provide services by using the services of personnel having the necessary qualifications.

         If necessary, the Provider, after consultation with Recipient, may also arrange for the services of affiliated or unaffiliated experts, consultants, attorneys and others in connection with the performance of any of the services supplied under this Agreement. The Provider also may serve as administrative agent, arranging and monitoring services provided by third parties to Recipient, whether such services are billed directly to Recipient or through the Provider.

V. COMPENSATION AND ALLOCATION

      A. Basis for Charges.

         As and to the extent required by law, the Provider will provide such services at cost allocated on a fair, nondiscriminatory basis. The Policies and Procedures Manual contains rules for determining and allocating costs. The parties shall use good faith efforts to discuss any situation in which the actual charge for a service is reasonably expected to exceed the estimated charge, if any, provided, however, that charges incurred in excess of any such estimate shall not justify stopping the provision of, or payment for, services under this Agreement. The Provider shall establish its charges based on the following principles:

         1. The price charged for each service or product will be the same as that charged any other CenterPoint business unit for like services or products at like volumes (if volume discount pricing is applicable);

         2. The price charged for each service or product shall not include, either directly or indirectly through allocation, any costs which generally are not allowed to be recovered through utility rates (e.g. legislative advocacy expenses);

         3. The price charged for each service or product shall reflect only those costs, including labor, incurred by the Provider, either directly or indirectly, which are reasonable and necessary to provide such service or product; and

         4. To the extent the price charged for each service or product reflects an allocation of costs incurred, the Provider will endeavor to ensure that such allocation reasonably approximates the actual costs incurred in providing that service or product.

      B. Adjustments to Charges During a Year.

         The parties recognize that the charges for services and products may depend on market conditions and on the quantities of services or products taken and that the pricing reflects the quantities Recipient has stated it expects to use or consume over the course of the year, or


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where no specific quantities have been established, the pricing reflects the quantities that Recipient has consumed or contracted for in a prior year. During the course of the year, Recipient will make reasonable effort to inform the Provider of expected changes in the volumes and patterns of Recipient's consumption of services and products, and the Provider will make reasonable efforts to maintain the projected pricing. However, charges for services and products may require true-ups at the end of the year to adjust the pricing for the actual costs and volumes of services and products utilized. Staff asked about contemplated scope of application of true-up mechanism. The Provider will file a 60-day letter if the amount of true-up exceeds 5% of annual billings.

         If, during the course of the year, Recipient foresees the need to substantially reduce or terminate its use of a certain service or consumption of a certain product, it shall promptly notify the Provider of the expected reduction of termination. The Provider shall promptly prepare a new term sheet and/or a special billing to reflect changes in cost caused by the reduction or termination. In the event Recipient disagrees with the new pricing and/or special billing, the dispute shall be resolved in accordance with Section VIII of this Agreement.

         If the Provider foresees the need to substantially alter the nature of or to terminate offering a certain service or product, or if pricing for a service or product must be significantly revised due to market conditions or unexpected increases in costs, the Provider shall promptly notify Recipient of the expected alteration, termination or increase in pricing. The Provider shall prepare a new term sheet and/or a special billing to reflect the costs or savings incurred due to the alteration or termination or the increase in costs the Provider will incur. If Recipient disagrees with the new pricing and/or special billing, the dispute shall be resolved in accordance with the dispute resolution process under Section VIII of this Agreement.

VI. TAXES

         Recipient shall bear all taxes, duties and other similar charges (and any related interest and penalties), imposed as a result of its receipt of services under this Agreement, including any tax which Recipient is required to withhold or deduct from payments to the Provider. The Provider may collect from Recipient any sales, use and similar taxes imposed on the provision of services and shall pay such tax to the appropriate governmental or taxing authority.

VII. BILLING

         Charges will be rendered during the first week of each month covering amounts incurred during the prior month. Charges will be based on actual amounts paid. If allocations are required, they may be based on estimated values based on estimates in budget plans for the relevant values. Estimated amounts will be adjusted on subsequent charges either in a subsequent month or at the end of the year. Any amount remaining unpaid after fifteen days following receipt of the bill shall bear interest thereon from the date of the bill at the lesser of the prime rate announced by JPMorgan Bank and in effect from time to time plus 2% per annum or the maximum non-usurious rate of interest permitted by applicable law.


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         The Provider's billing system will follow the forms set forth in 17
C.F.R. Section 256 et. al, the "Uniform System of Accounts for Mutual Service Companies", established by the Commission for holding company systems, as may be adjusted to use the FERC uniform system of accounts. The Provider will support its charges with reasonable documentation (which may be maintained in electronic form). The Provider will make adjustments to charges as required to reflect the discovery of errors or omissions in the charges.

VIII. TERMINATION AND MODIFICATION

      A. Modification of Services.

         Recipient may modify its selection of services at any time during the fiscal year by giving the Provider written notice sixty (60) days in advance for the additional services it wishes to receive, and/or the services it no longer wishes to receive, from the Provider. The Provider will attempt to mitigate costs but the Recipient will be responsible for any remaining costs as a result of its modification of services.

      B. Modification of Other Terms and Conditions.

         No other amendment, change or modification of this Agreement shall be valid, unless made in writing and signed by all parties hereto.

      C. Termination of this Agreement.

         Recipient may terminate this Agreement with the Provider by providing sixty (60) days advance written notice of such termination to the Provider. The Provider may terminate this Agreement as to Recipient by providing sixty (60) days advance written notice of such termination to Recipient. The Provider will attempt to mitigate costs but the Recipient will be responsible for any remaining costs as a result of its termination of the Agreement.

         This Agreement is subject to termination or modification at any time to the extent its performance may conflict with the provisions of the 1935 Act, or with any rule, regulation or order of the SEC adopted before or after the making of this Agreement. This Agreement shall be subject to the approval of any state commission or other state regulatory body whose approval is, by the laws of said state, a legal prerequisite to the execution and delivery or the performance of this Agreement.

IX. DISPUTE RESOLUTION

         From time to time, disputes may arise regarding the services and products provided by the Provider. The employees of Recipient and the employees of the Provider are encouraged to resolve those disputes on an informal basis in as timely a manner as possible, and the Provider agrees, upon reasonable request, to provide access to relevant books and records. However, if during the course of the year a dispute arises as to the scope of any service or the


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nature of any product, the delivery terms, the related performance metrics and standards, or the price for any service or product which cannot be resolved on an informal basis, Recipient and the Provider will resolve the dispute using the following procedures:

      A. A supervisor or manager of Recipient who is responsible for the use of the service or the consumption of the product about which there is a dispute will notify in writing, or by email, a supervisor or manager of the Provider who is responsible for providing the service or product of the nature of the dispute, including specific examples of problems or failures which gave rise to the dispute. The supervisor or manager of Recipient shall also present a proposed resolution of the dispute and propose a date and time for a meeting to resolve the dispute. The supervisor or manager of the Provider shall acknowledge in writing, or by email, his or her receipt of the notice of the dispute and agree to the meeting, suggest an alternative date and time for the meeting proposed by the supervisor or manager of Recipient, or contact the supervisor or manager of Recipient to schedule a meeting date and time that the two may agree upon.

      B. The supervisor or manager of Recipient and the supervisor or manager of the Provider may meet as often as both agree is necessary to resolve the complaint, and their meeting or meetings may include such other employees as may be helpful in resolving the dispute. If after such meeting or meetings, but in no event later than thirty days after the initial notice of the dispute was given, the supervisor or manager of Recipient and the supervisor or manager of the Provider are unable to resolve the dispute, the dispute shall be referred to the appropriate executive of Recipient and an executive of the Provider for resolution.

      C. The executive of Recipient and the executive of the Provider shall meet at a date and time or dates and times they mutually agree upon. Such meetings or meetings may include any employees either executive believes will be helpful in resolving the dispute. If, after such meeting or meetings, the executive of Recipient and the executive of the Provider reasonably believe they cannot resolve the dispute, the dispute shall be referred to the most senior executives of Recipient and of the Provider for resolution in accordance with whatever procedures senior management may establish.

X. NOTICE

         Where written notice is required by this Agreement, said notice shall be deemed given when delivered in person, by electronic mail, or when mailed by United States registered or certified mail, postage prepaid, return receipt requested, addressed, if to the Provider, to the President and, if to Recipient, to its President.

XI. GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws provisions.


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XII. ENTIRE AGREEMENT

         This Agreement, together with its exhibits, constitutes the entire understanding and agreement of the parties with respect to its subject matter, and effective upon the execution of this Agreement by the respective parties hereof and thereto, any and all prior agreements, understandings or representations with respect to this subject matter are hereby terminated and cancelled in their entirety and of no further force or effect.

XIII. WAIVER

         No waiver by any party hereto of a breach of any provision of this Agreement shall constitute a waiver of any preceding or succeeding breach of the same or any other provision hereof.

XIV. ASSIGNMENT

         This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective successors and assigns. No assignment of this Agreement or any party's rights, interests or obligations hereunder may be made without the other party's consent, which shall not be unreasonably withheld, delayed or conditioned.

XV. SEVERABILITY

         If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.


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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above mentioned.

                                          By Recipient:


                                          ------------------------------------


                                          By:
                                             ---------------------------------
                                          Name
                                          Title


                                          By The Provider:


                                          By:
                                             ---------------------------------
                                          Name
                                          Title


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                                    EXHIBIT I

            COST ACCUMULATION AND ASSIGNMENT, ALLOCATION METHODS, AND DESCRIPTION OF SERVICES OFFERED BY THE PROVIDER TO RECIPIENT

         The methodologies used to accumulate the costs of services that may be performed by the Provider and to assign or allocate such costs to other subsidiaries and business units within the CenterPoint registered holding company system that receive services from the Provider will be consistent with those set forth in Exhibit I to the CenterPoint Master Services Agreement.

Description of Services

         During the continuation of the Agreement, Provider may provide the following goods and services to Recipient:




Where identifiable, costs will be directly assigned or distributed to Recipients. For costs for services of a general nature that cannot be directly assigned or distributed, the method or methods of allocation will be determined as set forth in Exhibit I to the Master Services Agreement. Substitution or changes may be made in the methods of allocation hereinafter specified, as may be appropriate and to the extent permitted under the SEC 60-day letter procedure, and will be provided to state regulatory agencies and to each affected Recipient.


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